3: Earnings Release

Exhibit 99.1

FOR IMMEDIATE RELEASE:

Noland Reports 30% rise in '03 earnings

NEWPORT NEWS, Va., Feb. 23, 2004 ' Noland Company (NOLD) today reported 2003 net income of $12,442,000, or $3.64 per share (diluted), 30 percent more than 2002's $9,561,000, or $2.70 per share.

The Newport News-based wholesale distribution firm said the earnings improvement stemmed largely from higher profit margins, tightly controlled operating expenses and gains on the sale of property.

Sales for the year were down 3 percent, from $485,663,000 in 2002 to $471,757,000 in 2003.

"Our air conditioning sales rose 10 percent," said Chairman Lloyd U. Noland III, "reflecting our continued success in growing that major part of our business." He said a weakness in commercial construction, coupled with record rainfall in most of Noland's territory that delayed numerous construction projects during the year, reduced demand for the company's plumbing equipment and supplies. As a result, plumbing sales declined by 5 percent.

He added that the company's electrical/industrial operations, which were downsized in 2002 by the cancellation of several unprofitable integrated supply accounts, had 20 percent lower sales than the year before.

Despite an overall decline in sales, higher gross profit margins led to a $2,596,000 increase in the company's gross profit in 2003, "indicating success with our focus on improving the profitability of our sales," said Noland.

Operating expenses were up $1,311,000, or 1 percent, primarily because of a $1.7 million increase in non-cash pension charges. Operating profit improved by $4,346,000, or 30 percent. Gains from the sale of property were $4,252,000, $3,061,000 more than 2002's gains of $1,191,000. Excluding the non-cash pension charges and gains from the sale of property in both years, 2003 operating profit rose 25 percent.

Interest expense rose $162,000, or 14 percent, due to higher average borrowings to finance higher inventories and a $16 million increase in capital expenditures.

In the fourth quarter, sales totaled $117,290,000, 1 percent more than the year-earlier period's $116,391,000. Net income totaled $3,252,000, or 97 cents per share (diluted), 9 percent less than the $3,586,000, or $1.02 per share, for the fourth quarter of 2002.

Noland said housing construction activity should remain at healthy levels in 2004, while commercial construction is expected to gain strength later in the year. "Against this backdrop," he said, "there should be ample opportunities for us to improve on last year's disappointing sales performance."

Noland operates 101 branches in 13 states, and distributes products in the plumbing, HVAC, water systems, electrical, and industrial fields. The company's stock is traded on NASDAQ's

SmallCap Market. Its trading symbol is NOLD.

UNAUDITED FINANCIAL HIGHLIGHTS

For the Three Months

Ended December 31 2003 2002___

Merchandise Sales(1) $117,290,391 $116,390,867

Net Income $3,251,785 $3,586,085

Basic Earnings Per Share(2) $.98 $1.03

Diluted Earnings Per Share(3) $.97 $1.02

For the Twelve Months

Ended December 31 2003 2002

Merchandise Sales(1) $471,756,511 $485,663,120

Net Income(4) $12,441,690 $9,561,260

Basic Earnings Per Share(5) $3.67 $2.72

Diluted Earnings Per Share(6) $3.64 $2.70

(1) Beginning in the first quarter of 2003, the company classified cash discounts allowed on customer payments as a reduction of sales. Prior to that, these amounts were included in other income. Accordingly, merchandise sales for the three months and twelve months ended December 31, 2002, reflect this reclassification.

(2) Based on 3,331,964 shares outstanding in 2003 and 3,487,334 shares outstanding in 2002.

(3) Based on 3,363,641 shares outstanding in 2003 and 3,521,232 shares outstanding in 2002.

(4) Net income was impacted by gains from the sale of property in 2003 by $2,641,000 and in 2002 by $740,000.

(5) Based on 3,392,924 shares outstanding in 2003 and 3,509,554 shares outstanding in 2002.

(6) Based on 3,422,390 shares outstanding in 2003 and 3,541,362 shares outstanding in 2002.

Note: Included in this news release are forward-looking management comments and other statements which reflect management's current outlook for the future. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions, climatic conditions, competitive pricing pressures, and product availability.

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